Exhibit 21.1


                          BEN & JERRY'S HOMEMADE, INC.

                                  SUBSIDIARIES


                                                                 Percentage of
                                           Jursidiction       Voting Stock Owned
Name of Subsidiary                       of Incorporation       by Registration
------------------                       ----------------       ---------------

Ben & Jerry's Canada (1992), Inc.             Canada                 100%

Ben & Jerry's Children's Center, Inc.         Vermont                100%

Ben & Jerry's Homemade, Ltd.              United Kingdom             100%

Ben & Jerry's Homemade (FSC), Inc.           Barbados                100%

Ben & Jerry's Homemade Holdings, Inc.         Vermont                100%

Ben & Jerry's of New York                    New York                100%

Ben & Jerry's International, Inc.            Delaware                100%

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